Exhibit 10.1
Dated 31st August 2005

MMO EU LIMITED	(1)
ROBERTSON GROUP LIMITED AND THE
EDINBURGH WOOLLEN MILL (GROUP) LIMITED	(2)

NYMAGIC, INC.	(3)

And

MMO UK LIMITED	(4)

SALE AND PURCHASE AGREEMENT
RELATING TO SHARES IN MMO UK
LIMITED

THIS AGREEMENT is made on 31 August 2005 BETWEEN
(1)	MMO EU LIMITED whose registered office at 51 Eastcheap, London EC3M 1JP (the “Seller”);

(2)	ROBERTSON GROUP LIMITED whose registered office is at 10 Perimeter Road, Pinefield Industrial Estate, Elgin IV30 6AF; and THE EDINBURGH WOOLLEN MILL (GROUP) LIMITED whose registered office is at Site A, Kingsmoor Park South Industrial Estate, Queens Drive, Carlisle CA6 4SB (together the “Purchasers”);

(3)	NYMAGIC, INC a company incorporated under the laws of New York whose registered office is at 919 Third Avenue, 10th Floor, New York, NY, United States 10022 (“NYMAGIC”); and

(4)	MMO UK LIMITED whose registered office is at 51 Eastcheap, London EC3M 1JP (the “Company”).
WHEREAS
(A)	The Company is a limited liability company incorporated under the laws of England and Wales.

(B)	The Seller has agreed to sell all of the Shares that it owns to the Purchasers for the consideration and upon the terms set out in this Agreement.
IT IS AGREED:
1	Interpretation

1.1	In this Agreement, including its Schedules, unless the context otherwise requires, the following expressions shall have the following meanings:

“Accounts” means the audited report and financial statements of the Company for the financial period ended on the Accounts Date;

“Accounts Date” means 31 December 2004;

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are open for business in London other than solely for the purposes of trading and settlement in euro;

“Companies Act” means the Companies Act 1985 as amended;

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 5;

“Completion Date” means the date of signing of this Agreement;

“Debt” means the amount of money owed by the Company to NYMAGIC as set out in the Debt Repayment Agreement;

“Debt Repayment Agreement” means an agreement of even date herewith between the Company and NYMAGIC;

“Debt Repayment Side Letter” means a side letter of even date herewith between the Company, the Seller, NYMAGIC and the Purchasers;

“Disclosure Letter” means the disclosure letter from the Seller to the Purchasers issued prior to the signing of this Agreement together with all documents fairly disclosed and referred to and incorporated therein and attached thereto;

“Encumbrance” means any claim, charge, mortgage, pledge, claim, right, interest, preference, security, lien, option, equity, power of sale or hypothecation or any agreement to enter into any of them or any other encumbrance or security interest of any kind;

“Funds at Lloyd’s” and “FAL” each have the meaning given to the term “funds at Lloyd’s” in the Membership Byelaw (No 17 of 1993);

“holding company” means a holding company (as defined by section 736 and 736A of the Companies Act) or a parent undertaking (as defined by section 258 of the Companies Act);

“ICTA” means the Income and Corporation Taxes Act 1988;

“Insolvency Proceedings” means dissolution, liquidation, administration, administrative receivership, receivership, voluntary arrangement, scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction, any form of procedure related to insolvency or dissolution in any jurisdiction or the presentation of a petition or taking of any other step with a view to any such procedure;

“Lloyd’s” means the Society incorporated by the Lloyd’s Act of 1871 by the name of Lloyd’s;

“Lloyd’s-MMO Agreement” means the deed of even date herewith between the Seller, NYMAGIC, the Company and Lloyd’s in relation to the allocation of proceeds received by the Company in return for the surrender of its losses by way of group relief to the Purchasers or companies within their respective groups;

“Management Accounts” means the management accounts of the Company as at 31 July 2005 in the agreed form (a copy of which is attached to the Disclosure Letter);

“MMO Group” means NYMAGIC and its subsidiaries;

“Parties” means the parties to this Agreement unless explicitly stated to be otherwise;

“Purchase Price” means £2;

“Relevant Proportion” means in respect of each Purchaser the proportion set out next to its name in Schedule 3;

“Relief has the meaning set out in the Taxation Deed;

“Shares” means the 2 issued ordinary shares of £1.00 each, being the entire issued share capital of the Company;

“subsidiary” means a subsidiary (as defined by section 738 and 736A of the Companies Act) or a subsidiary undertaking (as defined by section 258 of the Companies Act);

“Taxation” and “Tax” means
(a)	all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom, Bermuda, the United States of America or elsewhere, payable to or imposed by any Taxation Authority; and

(b)	all charges, interest, penalties and fines incidental or relating to any Taxation falling within (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation;
“Taxation Authority” means the HM Revenue & Customs, or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom, the United States of America or elsewhere;

“Taxation Deed” means the deed of even date herewith between NYMAGIC, the Seller, the Company and the Purchasers in relation to the Company’s Tax affairs;

“Transaction Documents” means this Agreement, the Debt Repayment Agreement, the Debt Repayment Side Letter, the Disclosure Letter, the Taxation Deed, the Lloyd’s-MMO Agreement and any other agreement entered into pursuant to or in connection with this Agreement; and

“Warranties” means the warranties set out in Schedule 2.

1.2	References to this Agreement shall include any recitals and Schedules to it and any reference to a clause or Schedule is a reference to a clause of or Schedule to this Agreement, unless otherwise provided.

1.3	Any reference to any statute or statutory instrument shall include reference to any statutory extensions, modification, amendment, consolidation or re-enactment of, and any subordinate legislation made under, such statute provided that any such extension, modification, amendment, consolidation or re-enactment or subordinate legislation does not impose on any party any greater obligation than the obligation thereunder at the date hereof.

1.4	A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of ICTA.

1.5	The terms “holding company” and “subsidiary” and “wholly-owned subsidiary” shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985.

1.6	Headings are for convenience only and do not affect the interpretation of this Agreement.

1.7	The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.8	References to the “Agreed Form” are to documents agreed by the Parties and initialled by or on behalf of the Parties at or immediately before the signing of the Agreement.

2	Agreement to sell the Shares

Upon the terms and subject to the conditions of this Agreement, the Seller shall sell with full title guarantee and each Purchaser shall purchase its Relevant Proportion of the Shares free from all Encumbrances together with all rights and advantages now and hereafter attaching thereto including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company in respect of the Shares after the date of this Agreement.

3	Consideration for the Shares

In consideration of the purchase of its Relevant Proportion of the Shares, each Purchaser shall pay in cash on Completion its Relevant Proportion of the Purchase Price to the Seller.

4	Liability

All obligations and liabilities of each of the Purchasers under this Agreement are made or given on a several basis only as to their Relevant Proportions.

5	Completion

5.1	Completion of the sale and purchase of each Purchaser’s Relevant Proportion of the Shares shall take place immediately after signing of this Agreement at the offices of Norton Rose when:

5.1.1	NYMAGIC and the Seller shall enter into the Debt Repayment Side Letter confirming the treatment of the remaining liabilities owed by the Company to NYMAGIC;

5.1.2	the Taxation Deed shall be duly executed and delivered by NYMAGIC, the Purchasers, the Seller and the Company;

5.1.3	the Seller shall deliver or procure to be delivered to each Purchaser, in respect of its Relevant Proportion of the Shares, a duly executed transfer of that Relevant Proportion of the Shares in favour of each such Purchaser respectively accompanied by a share certificate (or an express indemnity in a form satisfactory to the Purchasers in the case of any certificate found to be missing); and

5.1.4	each Purchaser shall pay their Relevant Proportion of the Purchase Price to the Seller.

6	Escrow Account

6.1	The Purchasers shall pay the Tax Loss Payments (as defined in the Taxation Deed) into the Escrow Account (as defined in the Taxation Deed) in accordance with the Taxation Deed.

6.2	The Parties agree that they will instruct Norton Rose as holder of the Escrow Account in accordance with the terms of the Taxation Deed and will procure that their instructions are executed by Norton Rose as soon as is reasonably practicable.

6.3	The Parties agree that any funds in the Escrow Account from time to time are the property of the Purchasers until the conditions for release of the funds pursuant to the terms of the Taxation Deed are satisfied.

7	Warranties

7.1	Each of the Purchasers severally warrants to the Seller as at the date of this Agreement in the terms set out in Schedule 1 to this Agreement.

7.2	The Seller and NYMAGIC jointly and severally warrant to each of the Purchasers as at the date of this Agreement in the terms set out in Part A of Schedule 2 to this Agreement and the Seller warrants to each of the Purchasers as at the date of this Agreement in the terms set out in Part B of Schedule 2 to this Agreement.

7.3	The Seller accepts that the Purchasers are entering into this Agreement in reliance upon each of the Warranties.

7.4	Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

7.5	Should any sum become payable in respect of a breach of Warranty in relation to the sale of the Shares it shall be payable by the Seller to the Purchasers according to their respective Relevant Proportion.

7.6	The Purchasers shall not be entitled to recover any amount pursuant to this Agreement in respect of any claim to the extent that the Purchasers or the Company have already recovered an amount in respect of such a claim under any of the Warranties or to the extent that recovery has already been made under this Agreement or any of the other Transaction Documents in respect of the same subject matter.

7.7	In relation to each Purchaser’s duty to mitigate any loss, such Purchaser shall not be in breach of such duty to the extent that any step or action was taken or omitted to be taken or course of conduct pursued or omitted to be pursued in compliance with any order, direction or mandatory request of Lloyd’s or the Financial Services Authority (or, in either case, any replacement or successor regulatory body).

7.8	If the Seller pays an amount in discharge of any claim under this Agreement and the Purchasers or the Company subsequently recover (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim, the Purchasers shall pay or procure payment to the Seller to the extent that they have not already accounted to the Seller for such sum under one of the other provisions of this Agreement and such sum has not been taken into account in quantifying any claim made by the Purchasers under this Agreement an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or any Taxation payable in respect thereof (or would have been payable but for the availability of any Relief) or (ii) if less, the amount previously paid by the Seller to the Purchasers.

7.9	The Seller shall have no liability under or in relation to this Agreement if and to the extent that the fact, event or circumstance giving rise thereto has been fully and fairly disclosed in the Disclosure Letter.

7.10	The Seller shall have no liability under or in relation to this Agreement:

7.10.1	unless notice in writing specifying full particulars and the amount of any claim is received by the Seller within two years from the date of this Agreement, other than in respect of Taxation, in which case the relevant period shall be seven years;

7.10.2	if such liability would not have arisen but for an act or omission carried out after the date hereof by the Purchasers or by the Company;

7.10.3	to the extent that such liability arises or that the amount thereof is increased as a result of any change after the date hereof in the accounting reference date or in any of the accounting or actuarial policies, bases or practices of the Company except where such an adjustment is necessary to bring the accounting and/or actuarial practices into line with UK GAAP and standard actuarial practice as at the date of this Agreement; and

7.10.4	in respect of any liability which is contingent only, unless and until such contingent liability becomes an actual liability and is due and payable.

7.11	The Warranties shall not in any respect be extinguished or affected by Completion.

8	Guarantee by NYMAGIC

8.1	NYMAGIC unconditionally and irrevocably guarantees to the Purchasers the due and punctual performance of all the obligations and liabilities of the Seller under or otherwise arising out of or in connection with this Agreement and the Debt Repayment Side Letter (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced).

8.2	If any obligation or liability of the Seller expressed to be the subject of the guarantee contained in this clause 8 (the “Seller’s Guarantee”) is not or ceases to be valid or enforceable against the Seller (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Seller or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Seller, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of the Seller, or the Seller taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), NYMAGIC, shall nevertheless be liable to the Purchasers in respect of that purported obligation or liability as if the same were fully valid and enforceable and NYMAGIC were the principal obligor in respect thereof.

8.3	The liability of NYMAGIC under the Seller’s Guarantee shall not be discharged or affected in any way by:

8.3.1	the Purchasers compounding or entering into any compromise, settlement or arrangement with the Seller or any other person; or

8.3.2	any variation, extension, increase, renewal, determination, release or replacement of this Agreement, whether or not made with the consent or knowledge of NYMAGIC; or

8.3.3	the Purchasers granting any time, indulgence, concession, relief, discharge or release to the Seller or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Seller or any other person; or

8.3.4	any other matter or thing which, but for this provision, might exonerate or affect the enforceability of the Seller’s Guarantee.

8.4	The Purchasers shall not be obliged to take any steps to enforce any rights or remedy against the Seller or any other person before enforcing the Seller’s Guarantee.

8.5	The Seller’s Guarantee is in addition to any other security or right now or hereafter available to the Purchasers and is a continuing security notwithstanding entering into liquidation, administration or insolvency or steps being taken by any person with a view to any of those things or other incapacity of the Seller or NYMAGIC or any change in the ownership of either of them.

8.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Seller’s Guarantee, NYMAGIC:

8.6.1	waives all of its rights of subrogation, reimbursement and indemnity against the Seller and all rights of contribution against any other person and agrees not to demand or accept any security from the Seller or any other person in respect of any such rights and not to prove in competition with the Purchasers in the bankruptcy, liquidation or insolvency of the Seller; and

8.6.2	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to NYMAGIC by the Seller or any other person liable to the Purchaser in respect of the obligations hereby guaranteed if and so long as the Seller is in default under this Agreement provided this shall not apply to any right of NYMAGIC to receive any payments under the Lloyd’s-MMO Agreement.

8.7	Any moneys received by the Purchasers under the Seller’s Guarantee may be placed to the credit of a suspense account with a view to preserving its rights to prove for the whole of its claims against the Seller or any other person.

8.8	If the Seller’s Guarantee is discharged or released in consequence of any performance by the Seller of the guaranteed obligations which are set aside for any reason, the Seller’s Guarantee shall be automatically reinstated in respect of the relevant obligations.

9	Conduct of Claims

9.1	If anything comes to the notice of the Purchasers by reason or in consequence of which the Seller may be liable to make payment to the Purchasers pursuant to this Agreement under the Warranties or clause 6:

9.1.1	the Purchasers shall procure that notice of such claim is given to the Seller within a period of 20 Business Days following any Purchaser becoming aware of such matter;

9.1.2	without prejudice to the validity of the claim or alleged claim in question, the Purchasers shall give all such material information and assistance, subject to being given reasonable notice and being paid all reasonable costs and expenses and subject to any existing confidentiality obligations of the Purchasers, access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its accountants or professional advisers may reasonably request and shall keep the Seller informed of any developments, or documents received, in relation to such claim or alleged claim; and

9.1.3	where the claim in question is as a result of or in connection with a claim by or liability to a third party, the Purchasers:
(a)	shall not make (or, as appropriate, procure that the Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without the prior consent of the Seller (such consent not to be unreasonably withheld or delayed);

(b)	at their own discretion and upon receipt of a written request from the Seller, shall allow (or, as appropriate, shall procure that the Company shall allow) the Seller to be placed in a position to take on or take over the conduct of all proceedings, appeals and/or negotiations of whatsoever nature arising in connection with the claim in question, subject to being fully indemnified on an after-Tax basis to its reasonable satisfaction by the Seller against all reasonable out-of-pocket costs and expenses which it incurs; and

(c)	as a consequence of clause 9.1.3 shall, at their own discretion, give, subject to being given reasonable notice by or on behalf of the Seller and being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Seller or its professional advisers reasonably request, subject to any existing confidentiality obligations of the Purchasers. The Seller agrees to keep all such information confidential and only to use it for such purpose.
10	Undertakings

10.1	Each Purchaser undertakes to the Seller that (save as required by law or a requirement having the force of law) following Completion it will not (and will procure that the Company will not) exercise any power or control or take any other step or action so as to procure:

10.2	the entry of the Company into Insolvency Proceedings; or

10.3	any action which may cause the Company to cease to be tax resident in the United Kingdom.

10.4	NYMAGIC (for itself and on behalf of the MMO Group) and the Seller jointly and severally undertake and warrant to each of the Purchasers that, as at the date of this Agreement the

Company did not have any indebtedness outstanding to any party except as described in the Debt Repayment Agreement and the Debt Repayment Side Letter and that other than in respect of the business underwritten by the Company at Lloyd’s pursuant to its participation on Syndicates 1265 and 2010 for the years of account 1998 to 2000 and 2001 respectively (which for the avoidance of doubt includes the Company’s liabilities to the New Lloyd’s Central Fund) there are no liabilities actual or potential to any third party or otherwise other than as disclosed in the Disclosure Letter.

11	Withholdings and Gross-up

11.1	All sums payable under this Agreement by the Seller shall be paid free and clear of all deductions or Withholdings whatsoever, save only as may be required by law.

11.2	If, at any time, any applicable law, regulation or regulatory requirement requires the Seller to make any deduction or withholding from any sums payable under this Agreement, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the recipient of that payment receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

11.3	If the Seller is required by law to make any deduction or withholding as referred to in clause 11.2, the Seller shall:

11.3.1	make such deduction or withholding; and

11.3.2	pay the full amount deducted or withheld to the relevant Taxation Authority in accordance with applicable law, regulation or regulatory requirement.

11.4	If any amount paid or due to the Purchasers (in this clause 11.4, the “recipients”) hereunder is subject to Taxation, or would (but for the availability of any Relief) be subject to Taxation, in the hands of the recipients, then the amount so paid or due (in this clause 11.4, “the net amount”) shall be increased to an amount (in this clause 11.4, “the grossed-up payment”) which (after subtraction of the amount of any Taxation which the grossed-up payment is subject to, or would, but for the availability of any Relief, be subject to) shall equal the net amount, provided that if any amount is initially paid on the basis that the amount due is not subject to Taxation in the hands of the recipients or vice versa and it is subsequently determined that it is or that it is not, such additional amounts shall be paid to or by the recipients as shall place the recipients in the same after-tax position as they would have been in if the amount due had not been taxable in the hands of the recipients.

11.5	If, at any time after any increased payment is made by the Seller as a consequence of the application of clause 11.4, the Purchasers receive or are granted a credit against or remission from any Taxation payable by them which they would not otherwise have received or been granted, the Purchasers shall in their Relevant Proportions, to the extent that they can do so without prejudicing the retention of the amount of such credit or remission, reimburse the Seller with such amount as shall leave the Purchasers (after such reimbursement) in no worse a position than they would have been in had the circumstances giving rise to the increased payment not in fact arisen. Such reimbursement shall be made not later than twenty Business Days after the Purchasers receive or are granted such credit.

12	Miscellaneous

12.1	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

12.2	Any time, date or period referred to in any provision of this Agreement may be extended by agreement between all the relevant Parties.

12.3	Any notice or other communication required to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent to the Company Secretary at the Registered Office of the Party (and in the case of the Company any notice should also be sent to the Purchasers).

12.4	Any such notice or other communication shall be delivered by hand or sent by courier, or prepaid first class post or by facsimile. If sent by courier such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, in case of service in the United Kingdom, or on the following Business Day in the case of international service. If sent by post such notice or communication shall conclusively be deemed to have been received two Business Days from the time of posting, in the case of inland mail in the United Kingdom or three Business Days from the time of posting in the case of international mail. If sent by facsimile, such notice or communication shall conclusively be deemed to have been received at the time of sending provided that the sending of such facsimile is confirmed by telephone by the sender and receipt of the facsimile is acknowledged by the recipient.

12.5	If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

12.6	The Parties shall and shall procure that their affiliates shall keep strictly confidential details of the transaction contemplated by this Agreement or any ancillary matter and no announcement concerning the same shall be made either before or after Completion by any party without the prior written approval of all the others except as may be required by statute or by any securities exchange or regulatory or governmental body to which any party is subject or submits wherever situated, including (without limitation) Lloyd’s, the UK Listing Authority, The London Stock

Exchange or The Panel on Takeovers and Mergers whether or not the requirement has the force of law.

12.7	The Parties shall from time to time and at all times after Completion execute all such deeds and documents and do all such things as another party may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement and for vesting in another party the full benefit of the Shares.

12.8	This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

12.9	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law and the Parties irrevocably submit to the exclusive jurisdiction of the courts of England to settle any disputes which may arise out of or in connection with this Agreement and such documents. NYMAGIC irrevocably appoints Clyde & Co of 51 Eastcheap, London EC3M 1JP (ref: AH 0515580) to accept service of any proceedings issued by the courts of England.

12.10	The Parties to this agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

12.11	This Agreement and the other Transaction Documents except the Lloyds-MMO Agreement are personal to the Parties and accordingly no Party shall assign, transfer, charge or declare a trust of the benefit of all or any of any other Party’s obligations nor any benefit arising under this Agreement or any other such Transaction Document.

12.12	This Agreement and the other Transaction Documents contain the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each of the Purchasers, the Seller and NYMAGIC acknowledge that they have not been induced to enter into this Agreement by the other, and so far as is permitted by law and except in the case of fraud, hereby waive any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

12.13	Each Party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement and the Transaction Documents, including the provisions of this clause, and agrees having considered the terms of this clause and the Agreement as a whole, that the provisions of this clause are fair and reasonable.

IN WITNESS whereof the Agreement has been entered into the day and year first above written.

Schedule 1
Warranties given by the Purchasers
1	Authority and capacity of the Purchasers

1.1	Each of the Purchasers severally warrants that it has the legal right and full power and authority to enter into and perform this Agreement and the Transaction Documents each of which when executed will constitute a valid and binding obligation.

1.2	Each of the Purchasers severally warrants that the execution and delivery of, and the performance of their respective obligations under this Agreement and the Transaction Documents will not result in a breach of any provision of their respective memorandum or articles of association.

Schedule 2
Warranties
A	Warranties given by the Seller and NYMAGIC

1	Authority and Capacity of the Seller and NYMAGIC

1.1	Each of the Seller and NYMAGIC has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents which when executed will constitute a valid and binding obligation.

1.2	The execution and delivery of, and the performance by the Seller and NYMAGIC of their obligations under this Agreement and Transaction Documents will not result in a breach of any provision of any constitutional document of the Seller or NYMAGIC as the case may be.

1.3	NYMAGIC is the ultimate holding company of the MMO Group.

B	Warranties given by the Seller

1	Authority and Capacity of the Company

1.1	The execution and delivery of this Agreement will not:

1.1.1	result in a breach of any provision of any constitutional document of the Company; or

1.1.2	result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence or other instrument or result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which the Company is a party or by which the Company or any of its assets is bound.

2	Insolvency

2.1	No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the Company are distributed amongst the creditors and/or shareholders or other contributories) of the Company, and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning the Company and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

2.2	No proceedings have been commenced for the making of an administration order (or any other order by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body) and, as far as the Seller is aware, no such petition has been presented.

No voluntary arrangement or scheme of arrangement has been proposed, entered into or implemented in relation to the Company, its business or assets.

2.3	No receiver (including administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Company and so far as the Seller is aware no step has been taken for or with a view to the appointment of such a person.

2.4	No judgment against the Company is unsatisfied.

2.5	No statutory demand has been served on the Company.

3	Ownership of the Shares

The Seller is the sole beneficial owner of the Shares and is entitled to sell and transfer to the Purchasers the full legal and beneficial ownership of the Shares with full title guarantee on the terms of this Agreement.

4	Mortgages and other Encumbrances

There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the share capital of the Company and there is no agreement or commitment to give or create any and no claim has been received by any person to be entitled to any such right or Encumbrance other than as are required as part of the Company’s trading at Lloyd’s in the ordinary course of its business as a corporate member at Lloyd’s.

5	Employees

The Company does not have, nor has it ever had, any employees.

6	Company structure etc.

6.1	The Shares of the Company comprise the whole of the share capital of the Company and as at Completion all of them will be issued and fully paid up.

6.2	There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares or debentures in or securities of the Company.

6.3	The Company is a wholly-owned subsidiary of the Seller.

6.4	Other than in respect of its interests in Lloyd’s Syndicates 1265 and 2010 and such Syndicates’ interests in shares in bodies corporate by way of investment, the Company does not have any subsidiaries and has no participation or any other interest in the share capital of any other body corporate.

7	Accuracy and adequacy of information

7.1	The statutory books (including all registers and minute books) of the Company have in all material respects been kept in accordance with all applicable legal requirements and in all material respects contain a record of the matters which are required by law to be dealt with in those books and no notice or material allegation that any of them is incorrect or should be rectified has been received.

7.2	All documents which are required by law to have been delivered by the Company to the Registrar of Companies have been properly so delivered.

7.3	The written information set out in the Disclosure Letter is true and accurate in all material respects.

8	Accounts

8.1	The Accounts:

8.1.1	were prepared in accordance with UK Accounting Standards applicable at the date to which they were prepared and such standards were consistently applied; and

8.1.2	show a true and fair view of the state of affairs of the Company as at the Accounts Date and of the Company’s profits and losses for the accounting reference period to which they relate.

8.2	For all material purposes the accounting records of the Company have been kept on a proper and consistent basis, are up-to-date and contain those matters required by the Companies Acts or other applicable legislation to be entered in them.

8.3	The Management Accounts have been prepared on a prudent basis using accounting policies and principles which are consistent with the Accounts and are a complete and accurate statement of the assets and liabilities of the Company in all material respects.

9	Events since the Accounts Date

Since the Accounts Date:

9.1	no resolution of the Company in general meeting has been passed; and

9.2	no change in the accounting reference period of the Company has been made.

10	Contracts and Liabilities

10.1	Save for contracts entered into in the ordinary course of the Company’s business as a Lloyd’s corporate member and the transfer of the run off of Syndicates 1265 and 2010 at Lloyd’s the Company is not a party to any contract, agreement (including, without limitation, any guarantee, indemnity or any bond or comfort letter), understanding or other arrangement.

10.2	The Company has no liabilities actual or contingent under any of its Funds at Lloyd’s arrangements or otherwise other than in respect of the business underwritten by the Company at Lloyd’s pursuant to its participation on Syndicates 1265 and 2010 for the years of account 1998 to 2000 and 2001 respectively.

10.3	The inter-company indebtedness of the Company to the MMO Group is detailed in the Disclosure Letter.

11	Powers of attorney

Other than in respect of the business underwritten by the Company at Lloyd’s pursuant to its participation on Syndicates 1265 and 2010 for the years of account 1998 to 2000 and 2001 respectively, the Company has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf.

12	Bank accounts and borrowings

12.1	The Company does not have a bank account and the Company has not incurred or agreed to incur any borrowing which it has not repaid or satisfied in full.

12.2	The Company does not have any loan capital outstanding and the Company has not lent or agreed to lend any money which has not been repaid to it and has not given a guarantee in respect of any loan of another person.

12.3	Save for contracts entered into in the ordinary course of the Company’s business as a Lloyd’s corporate member, the annexes to the Disclosure Letter contain copies of all other contractual documentation with respect to the arrangements for provision of capital by or on behalf of the Company to Lloyd’s.

13	Litigation

Other than in the ordinary course of business as a Lloyd’s corporate member, the Company is not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against the Company is threatened or expected and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

14	Delinquent and wrongful acts

14.1	The Company has not committed, nor is it liable, for any criminal, illegal or unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against the Company.

14.2	No investigation or enquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company.

15	Ownership of land

The Company has no interest in any freehold, leasehold or other immovable property in any part of the world.

16	Intellectual Property

No rights in any intellectual property are vested in the Company (other than the right to trade under its corporate name) and the Company is not a party to any confidentiality agreement, or any agreement which restricts the free use or disclosure of any information.

17	Commercial

17.1	The Company has not conducted any business other than that of a corporate member at Lloyd’s.

17.2	The Company has not received notification that any investigation or enquiry is being or has been conducted by any governmental or other body (including, for the avoidance of doubt, Lloyd’s) in respect of its affairs and other than may arise as a result of this Agreement and the Transaction Documents themselves and the Seller is not aware of any circumstances which are likely to give rise to such investigation or enquiry and the Company has paid or procured the payment of all cash calls as they fell due.

17.3	The Company has obtained all licences, permits and consents from any person, authority or body reasonably required for the proper conduct of its business, all of which are valid and in full force and effect and have been complied with in all material respects.

18	Funds at Lloyd’s

18.1	All documents relating to the Company’s participation at Lloyd’s are, in all material respects, in Lloyd’s standard form and have not been amended in any material way.

Schedule 3
Relevant Proportions

Purchaser	Relevant Proportion (%)
Robertson Group Limited	50
The Edinburgh Woollen Mill (Group) Limited	50

Signed by	)
duly authorised for and	)
on behalf of	)
MMO EU LIMITED	)	/s/ THOMAS J. IACOPELLI

Signed by	)
duly authorised for and	)
on behalf of	)
ROBERTSON GROUP LIMITED	)	/s/ STEVE LYON

Signed by	)
duly authorised for and	)
on behalf of	)
THE EDINBURGH WOOLLEN MILL	)
(GROUP) LIMITED	)	/s/ DAVID HOUSTON

Signed by	)
duly authorised for and	)
on behalf of	)
NYMAGIC, INC.	)	/s/ GEORGE R. TRUMBULL

Signed by	)
duly authorised for and	)
on behalf of	)
MMO UK LIMITED	)	/s/ THOMAS J. IACOPELLI